Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Mezey Howarth Racing Stables, Inc. (formerly MH 1, Inc.)

We hereby consent to the use in this Registration Statement of Mezey Howarth Racing Stables, Inc. (formerly MH 1, Inc.) on Form S-8, of our report on the financial statements of Mezey Howarth Racing Stables, Inc. (formerly MH 1, Inc.) dated March 28, 2007, related to the financial statements of Mezey Howarth Racing Stables, Inc. (formerly MH 1, Inc.) as of March 19, 2007, and for the period from inception (February 27, 2007) through March 19, 2007. We also consent to the reference to us in the Experts section of this Prospectus.

/s/ McKennon Wilson & Morgan LLP

Irvine, California
June 18, 2007